Exhibit 99.1

Exhibit 99.1: Peoples Financial Corporation Press Release Dated February 27, 2013

FOR IMMEDIATE RELEASE

For more information, contact:

Paul D. Guichet, Vice President

228-435-8761

pguichet@thepeoples.com

PEOPLES FINANCIAL CORPORATION ANNOUNCES

STOCK REPURCHASE

BILOXI, MS (February 27, 2013)—The Board of Directors of Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, has authorized the repurchase of up to 20,000 common shares under the terms of the Company’s 2009 plan, according to Chevis C. Swetman, chairman and chief executive officer of the holding company and the bank.

“We suspended the 2009 repurchase in the face of a deteriorating economy and to preserve capital,” said Swetman. “Today our stock is trading at about half its book value, and our Directors have concluded that a measured repurchase at this time is an attractive use of capital under the current economic conditions,” he added.

The 2009 plan provides for the repurchase of up to 3% of the Company’s outstanding common stock or approximately 150,000 shares. When suspended, the program had repurchased and retired 34,024 shares.

Shares will be repurchased at the discretion of management either on the open market or through private transactions, and the repurchased shares will be retired, said Swetman. As of February 27, 2013, the Company reported 5,136,918 shares outstanding.

Founded in 1896, with $805 million in assets as of December 31, 2012, The Peoples Bank operates 16 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

Forward-Looking Statements

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.